Exhibit 5.1

BREWER & PRITCHARD, P.C.
THREE RIVERWAY, SUITE 1800	Phone (713) 209-2950
HOUSTON, TEXAS 77056	Fax (713) 659-5302

August 12, 2005

eLinear, Inc.
Board of Directors
2901 West Sam Houston Parkway North, Suite E-300
Houston, Texas 77043

Re:	eLinear, Inc. Registration Statement on Form SB-2

Gentlemen:

We have represented eLinear, Inc., a Delaware corporation (“Company”), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form SB-2 (“Registration Statement”), pursuant to which an aggregate of 7,846,234 shares (“Shares”) of the Company’s common stock, par value $.02 per share (“Common Stock”) are being registered for resale.

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

We are of the opinion that the Shares being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid, and nonassessable.

The opinions we express herein are limited to matters involving the Delaware coporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We hereby consent to the filing of this Opinion as an Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus.

Very truly yours,

/s/ BREWER & PRITCHARD, P.C.

BREWER & PRITCHARD, P.C.